Exhibit 10.5

KING SOLOMON PROPERTY

EXPLORATION AND MINING LEASE WITH OPTION TO PURCHASE AGREEMENT

This Exploration and Mining Lease with Option to Purchase Agreement (the “Agreement”) is made and entered into effective as of 4 day of November 4, 2014 (the “Effective Date”) by and between Mountain Gold Claims, LLC Series 9, a Nevada series limited liability company (the “Owner”), and Consolidated Goldfields Corporation, a Montana corporation (the “Lessee”). Owner and Lessee are sometimes collectively referred to herein as (the “Parties”) and individually as a (the “Party”).

RECITALS

A.           Owner owns or controls certain mining claims identified on Exhibit A attached hereto located in the Danville Mining District, Nye County, Nevada. The mining claims together with a defined Area of Interest (as defined below) are described in Exhibit A attached hereto and collectively shall be referred to as the “Property”.

B.           Owner desires to lease the Property to Lessee and to grant to Lessee the Option to Purchase (as defined below) one hundred percent (100%) of the Property that includes the Mineral Rights, Royalty and Royalty Rights to the Property on the terms and conditions of this Agreement.

C.           Lessee desires to lease (the “Lease”) the Property from Owner subject to the terms of this Agreement.

D.           The Parties wish to formalize the Exploration and Mining Lease with Option to Purchase Agreement by entering into this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1       Definitions. The following defined terms, used in this Agreement, shall have the meanings described below:

1.1           “Acquired Rights and Interests” means any and all rights, titles and interests in the Property.

1.2           “Area of Interest” or “AOI” means the geographic area and legal description exterior to the boundary of the Claims as they exists on the Effective Date and as described in Exhibit A.

1.3           “Closing” means the delivery and exchange of documents and payments described in the Closing of the Option to Purchase in Section 5 and Exhibit C.

1.4           “Closing Date” means the date on which Lessee completes the Option to Purchase.

1.5           “Claims” means all rights, titles and interests of unpatented mining claims located and recorded with the Bureau of Land Management and with Nye County, Nevada as described in Exhibit A.

1.6           “Data” means any and all factual and interpretative, original and copies of all written, hard copy and digital geological, geochemical, metallurgical and geophysical data, including but not limited to reports, documents, correspondences, maps, drill logs, drill chips trays, core, coarse rejects, pulps, core tests, hand samples, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and all other information present, acquired, generated, delivered to or in Lessee’s possession pertaining to the Property and Owner’s interest therein.

1.7           “Effective Date” means November 4, 2014, regardless of the signatures execution dates.

1.8           “Environmental Laws and Regulations” means any applicable Federal, State, County or local environmental laws (including common law), statutes, rules, regulations, ordinances, permits, licenses, requirements, agreements or approvals, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental or environmental authority with jurisdiction at any level of Federal, State, County or local government, agencies of entities relating to preservation, protection, pollution and prevention of degradation of the environment, ecology, natural resources, public health or safety.

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1.9           “Governmental Laws and Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any Federal, State, County or local agency, securities commission, court, office or of the like.

1.10         “Hazardous Materials” means any material, waste, chemical, mixture or byproduct which is or is subsequently defined, listed, or designated under applicable Environmental Laws and Regulations as a pollutant or as a contaminant, or as toxic or hazardous.

1.11         “Interest Rate” means LIBOR plus two percent (2%) per annum.

1.12         “Lease Year” means each one (1) year period following the Effective Date.

1.13         “Lessee” means Consolidated Goldfields Corporation, a Montana corporation, and its heirs, successors and assigns.

1.14         “Lessee Affiliates” means the Lessee’s shareholders, directors, officers, employees, members, managers, agents, representatives, contractors, subcontractors, heirs, successors and assigns.

1.15         “Metals” means that comprise of gold, silver, platinum, copper, lead and zinc.

1.16         “Minerals” means all metals, minerals, elements, and mineral and stone materials other than the Metals, including but not limited to antimony, chromite, cobalt, manganese, mercury, nickel, molybdenum, titanium, tungsten, and barite.

1.17         “Mineral Rights” means the right, title and interest in the patented and unpatented mining claims comprising of the Property.

1.18         “Net Smelter Return Royalty” or “NSR” means the net smelter returns from the production of gold and/or silver from the Property as calculated and determined in accordance with Section 4.2 and 4.4, and Exhibit B of this Agreement and the Purchase Royalty Quitclaim Deed.

1.19         “Option to Purchase Deed” means the conveyance, included as Exhibit C, which Owner is obligated to execute and deliver to Lessee on Lessee’s exercise and Closing of the Option to Purchase (as defined below) in accordance with Section 5 and Exhibit C.

1.20         “Option to Purchase” shall have the meaning given to such term in Section 5.

1.21         “Option to Purchase Price” means the purchase price for the Property described in Section 5.

1.22         “Owner” means collectively Mountain Gold Claims LLC, Series 9, a Nevada series limited liability company, and its heirs, successors and assigns.

1.23         “Owner Affiliates” means the Owner’s shareholders, directors, officers, employees, members, managers, agents, representatives, contractors, subcontractors or affiliates, and each successors and assigns.

1.24         “Payments” means the Advanced Royalty Payments, NSR and Gross Proceeds Production Royalty Payments, and/or Common Share Issuance Payments payable by Lessee in US Dollars and/or Common Shares and in the methods described in this Agreement.

1.25         “Property” means 38 unpatented lode mining claims and any additional unpatented mining claims located and/or recorded within the AOI by Owner or Lessee, (the “Claims”); and an Area of Interest (the “AOI” described in legal subdivision), both which are situated in Nye County, Nevada and more particularly described in Exhibit A attached hereto. If Lessee, its successors or assigns amends, relocates or patents any of the unpatented mining claims described in Exhibit A, or if Lessee converts any of such claims into leases or other types of property rights or interests pursuant to any amendment of the United States Mining Law of 1872, such claims, rights and interests shall be deemed to be included within the Property and subject to this Agreement.

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1.26         “Royalty” means the NSR Royalty payable in cash or in-kind by Lessee to Owner in accordance with Section 4.1, 4.2, 4.3, 4.4 and Exhibit B.

1.27         “Royalty Rights” means the right, title and interest of the Royalty with regards to the Property, as described In Section 4.1, 4.2, 4.3, 4.4 and Exhibit B.

1.28         “Term” means the time period while this Agreement is in effect.

2.          Lease, Grant of Rights and Compliance of Regulations and Laws. Owner leases the Property to Lessee and grants Lessee the right and privileges to use the Property pursuant to the terms of this Agreement to conducting exploration and mining of Metals and Minerals, all subject to applicable Governmental Laws and Regulations. If Lessee exercises and closes on the Option to Purchase the Property, Owner shall assign and convey to Lessee all licenses, permits and other governmental or other third party approvals and water rights appurtenant to the Property.

2.1           Water Rights. Lessee shall have the right to appropriate and use water subject to Section 2.0 Reg. and Law. If Lessee files for and/or acquires any application or permit for water use, it shall cause each such application and permit to be taken jointly in the names of Owner and Lessee and deliver notice thereof to Owner within 30 days of Lessee’s receipt of notice of the issuance of such permit. On termination of this Agreement other than by Lessee’s exercise and Closing of the Option to Purchase the Property, Lessee shall assign and convey to Owner all applications and/or permits for water rights appurtenant to the Property prior to termination of this Agreement or Owner shall have any and all legal recourse to recoup its losses and damages resulting from Lessee’s failure to make such assignment and conveyance, if any, at Lessee’s sole expense, including but not limited to reasonable attorney and legal fees.

2.2          Cross Mining. Lessee may use the Property for any shafts, openings, pits, and stockpile-grounds sunk or made for the mining, removal, and/or stockpiling of any Metals or Minerals from any adjoining or nearby property.

2.3           Commingling. Lessee shall have the right to commingle ore, Metals and Minerals from the Property with ore, Metals and Minerals from other lands and properties; provided, however, that Lessee shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling. If concentrates, dore, or any other processed, beneficiated, or refined mineral products (“Concentrates”) are produced from the commingled ores by Lessee, Lessee shall also calculate from representative samples the average recovery percentage for all such concentrates produced during the calendar quarter and shall allocate a percentage of concentrate production to Owner according to such calculations. In obtaining representative samples and calculating the average grade of the ore and average recovery percentages, Lessee may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on Owner. In addition, comparable procedures may be used by Lessee to apportion among the commingled ores penalty charges, if any, imposed by the purchases of such ore or concentrates.

3.          Term. Subject to prior termination, the term (the “Term”) of this Agreement shall be for a period of twenty (20)

years commencing on the Effective Date and until terminated in accordance with Section 16 below or the Closing.

4.          Consideration for the Granting of the Lease. Lessee shall make the following Payments to Owner at: PO Box 21146, Reno NV 89515 or 760 Brenda Way, Washoe Valley, NV 89704.

4.1           Advanced Royalty Payments. Until the termination of this Agreement or the exercise of the Option to Purchase the Property, Lessee agrees to make the following cash payments (each an “Advanced Royalty Payment”) to Owner as follows:

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Date	Cash Payment

On Execution of this Agreement (“Effective Date”)	$2,500 and reimbursement of the 2014 -15 BLM Annual Maintenance Fee of $5,890.00 and Nye Co. Notice to Intent to Hold Fee of $403.00

On or prior to the 1st Anniversary of the Effective Date	$5,000
On or prior to the 2nd Anniversary of the Effective Date	$10,000
On or prior to the 3th Anniversary of the Effective Date	$20,000
On or prior to the 4th Anniversary of the Effective Date	$30,000
On or prior to the 5th Anniversary of the Effective Date	$40,000
On or prior to the 6th Anniversary thru the 10th anniversary	$50,000
On or prior to the 11th Anniversary thru the 15th anniversary	$75,000
On or prior to the 16th Anniversary and thereafter	$100,000

The Advanced Royalty Payments are nonrefundable. The Advanced Royalty Payments shall be credited against the Royalty, but not against the Mineral Rights or the Option to Purchase Price.

4.2           Production Royalty Payment. Lessee shall pay to Owner a production royalty equal to two (2%) percent of the Net Smelter Returns from the production or sale of Metals from the Property and any and all open ground that is claimed within the Property while this Agreement is in effect. Lessee agrees to pay to Owner a production royalty equal to one (1%) percent of the Net Smelter Returns from the production or sale of Metals by Lessee from all third party properties within the Property. Lessee shall calculate and pay the Royalties in accordance with Exhibit B attached to the Deed. If Lessee mines other Minerals from the Property, Lessee shall pay a Gross Tonnage Royalty of five dollars ($5.00) per ton on all other Minerals. Royalty payments shall be made within ten business days following the end of each calendar month in which Metals or Minerals are sold or shipped from the Property.

4.3           Method of Payment. All Advanced Royalty Payments or Royalty Payments by Lessee to Owner shall be paid in the amount of 100% by check, wire and/or In-Kind at Owner’s sole discretion and election, and delivered to Owner at its address for notice purposes or by wire transfer to an account designated by Owner as defined in Exhibit B. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated. All cash payments and sums shall be in United States currency.

4.4           Late Charge and Interest. If any Advance Royalty Payments or Royalties payable by Lessee under this Agreement are not received by Owner within ten (10) days after such amount is due, then Lessee shall pay to Owner a late fee equal to ten percent (10%) of such overdue amount. The parties agree that such late fee represents a fair and reasonable estimate of the costs Owner will incur by reason of any late payment by Lessee. Prior to the payment of such delinquent, late or overdue Advance Royalty Payment or Royalty, Owner’s acceptance of such late charge shall not constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Owner from exercising any of Owner’s other rights and remedies granted under this Agreement. If any Advanced Royalty Payments or Royalty payments payable by Lessee remain delinquent for a period in excess of thirty (30) days, Lessee shall pay to Owner, in addition to the late payment, interest on such delinquent amounts at the rate of 18% per annum on the amount due from the date the amounts became delinquent, late or overdue and during the period such amounts remain unpaid. Prior to the payment of such delinquent, late or overdue Advance Royalty Payment or Royalty, Lessee’s payment of such interest shall not excuse or cure any default by Lessee. If any late payments payable by Lessee under this Section 4.4 remain delinquent for a period in excess of thirty (30) days, then this Agreement shall be immediately terminated, null and void and Lessee shall have no rights, titles or interests to this Agreement or the Property.

4.5           Reimbursement of Annual Fee.         Owner shall pay, Lessee agrees to reimburse Owner for, all future BLM Annual Maintenance Fees and Notice of Intent to Hold Claim Fees with Nye County, Nevada within June 1 of each calendar year or this Agreement shall be terminated, null and void.

4.6           Work Commitment. Lessee is obligated to expend the amounts (the “Work Commitment Expenditures”) listed below on Exploration and Development Operations (as defined below) by the end of each Lease year as set forth below. Advanced Royalty Payments, stock issuances, Federal and County Annual Mining Claim Maintenance and Holding Fees and assigned interests are not expenditures that may be applied towards the Work Commitment Expenditures.

Lease Year	Amount
1st Lease Year	$5,000.00
2nd Lease Year	$10,000.00
3rd Lease Year and each Lease Year thereafter	$50,000.00

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All Work Commitment Expenditures made by Lessee during any Lease Year in excess of the Work Commitment Expenditures required for such Lease Year shall be credited and applied against Work Commitment Expenditures for any subsequent Lease Year or Years, which shall be reduced in the amount of the excess of such Work Commitment Expenditures made by Lessee over the required Work Commitment Expenditures required for such Lease Year. In the event Lessee is unable to fulfill the required Work Commitment Expenditure within the above required work time frames, then the difference between the actual expenditures made and the required Work Commitment Expenditure may be paid to Owner in US dollars as the fulfillment of Lessee’s obligation under this Section within 30 days of the delinquent date or this Agreement shall be immediately terminated, null and void and Lessee shall have no rights, titles or interests to this Agreement or the Property.

The term “Exploration and Development Operations,” as performed by any person or entity, includes, but is not limited to, the following activities, which activities may require BLM review and applicable permits:

(a)	entering upon the Property;

(b)	removing rock, minerals, soil, and vegetation samples (including bulk samples) from the Property for analysis;

(c)	conducting any and all types of surface and subsurface exploration work for Metals and Minerals, including but not limited to trenching, drilling, driving shafts and adits, and sampling;

(d)	bringing upon the Property, and erecting thereon any and all equipment and improvements necessary to conduct Exploration and Development Operations; and

(e)	conducting any and all other activities necessary or incidental to the foregoing or necessary to enable a person or entity to conduct its operations hereunder, in order (1) to identify specific target areas, (2) to explore identified target areas to identify mineral prospects which might contain a mineable deposit, and (3) to examine identified mineral prospects to identify and measure the potential ore deposit contained therein. Exploration and Development Operations may include all activities undertaken through the completion of a feasibility study, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Property or the Area of Interest.

5.          Option to Purchase the Property. Owner grants to Lessee the option to purchase the Property (the “Option to Purchase”) that includes all the Mineral Rights, Advanced Royalty Payments, Royalty and Royalty Rights to the Property, subject to the conditions set forth in this Section 5. The Option to Purchase Price and terms are defined as follows and further described in Exhibit C:

On or Prior to the 5th Anniversary of the Effective Date:	Cash Payment of Five Million Dollars ($5,000,000.00)
After the 5th Anniversary of the Effective Date:	Cash Payment of Ten Million Dollars ($10,000,000.00)

5.1           Notice of Election and Closing Date. If Lessee elects to exercise the Option to Purchase, Lessee shall deliver written notice of such election to Owner. Following Owner’s receipt of Lessee’s notice to exercise the Option to Purchase, the parties shall close the exercise of the Option to Purchase and the Transfer (as defined below) of the rights, title and interest to the Property and other related assets and rights related thereto, within sixty (60) days thereafter.

5.2           Real Property Transfer Taxes. Lessee shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in the consummation of the Option to Purchase.

5.3           Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be the responsibility of the Owner.

5.4           Conveyance on Closing. At the Closing, (a) Owner shall execute and deliver to Lessee the Option to Purchase Deed and such other agreements, certificates, documents and other instruments reasonably requested by Lessee to effectuate the transactions contemplated thereby, (b) Lessee shall pay the Option to Purchase Price to Owner, and (c) the Parties shall execute an Option to Purchase Quitclaim Deed. The Parties shall execute and deliver such other written assurances and instruments as are reasonably necessary to consummate the exercise of the Option to Purchase and the other transactions contemplated thereby.

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5.5           Effect of Closing. Upon the Closing Lessee shall own all the right, title and interest in and to the Property, Mineral Rights, Royalty and Royalty Rights and rights to the Advance Royalty Payments.

6.          Compliance with Governmental Applicable Laws and Regulations. During the Term, Lessee agrees it shall at Lessee’s sole cost and responsibility: (1) comply in all material respects with all applicable Governmental Laws and Regulations including, but not limited to Lessee’s Exploration and Development Operations on the Property, condition, use, occupancy, reclamation or any and all uses of the property; (2) apply for all necessary permits, licenses and governmental approvals related to its operations on the Property; and (3) prepare and file all reports or notices Lessee determines to be required in connection with Lessee’s Exploration and Development Operations on the Property. Lessee shall promptly notify Owner of Lessee’s receipt of any notices of material noncompliance or material violations of applicable Governmental Laws or Regulations related to Lessee’s operations on the Property. Lessee shall not be in breach of this provision if a material violation has occurred in spite of the Lessee’s good faith efforts to comply, and Lessee has timely cured or disposed of, or taken measures or steps in furtherance of such cure or disposition, of such material violation through performance, payment of fines and penalties or otherwise. For greater certainty, in respect of Section 8, 8.1, 8.2, and 8.3 during the Term, Lessee shall be responsible for title, property, permitting issues and reclamation. Lessee shall defend, indemnify and hold harmless Owner from any and all actions, assessment, mining claims, costs, fines, liability and penalties arising from or related to Lessee’s failure to comply with any applicable Governmental Laws or Regulations with respect to the Property. Lessee shall perform or cause to be performed during the Term all work necessary to comply with agreements, concessions or other instruments constituting and governing the Property and associated mining claims in full force and effect as of the date of this Agreement and provided to Lessee by Owner and shall take commercially reasonable measures necessary and under Lessee’s control to maintain same in full force and effect. Without the prior written consent of Lessee, Owner shall not enter into any further agreement, concession or instrument with any third party person or entity related to or concerning the Property or otherwise cause or create, or incur any obligation that could cause or create, a Lien on all or any portion of the Property. Lessee agrees to construct, reconstruct or repair fences or barriers around all mine openings existing on the property within sixty (60) days of the Effective Date or this Agreement shall be terminated, null and void.

7.           Lessee’s Work Practices and Reporting.

7.1           Work Practices. During the Term, Lessee shall work the Property in a miner-like manner.

7.2           Inspection of Property and Data. During the Term, Owner shall have the right to examine and make copies of all Data regarding the Property in Lessee’s possession during reasonable business hours. Owner shall be permitted to enter the Property at all reasonable times for the purpose of inspection, but Owner shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Lessee’s operations.

7.3 Reports and Release of Data. Within thirty (30) days of the end of each Lease Year, Lessee shall, at Lessee’s sole costs, deliver to Owner address as set forth in the Notice provision in Section 22 herein, a copy of all Data and a report of all of Lessee’s activities conducted on the Property for such Lease Year, including itemized information concerning Work Commitment Expenditures incurred during the Lease Year. Within sixty (60) days of the completion of all third party services which results in the generation or production of Data (including but not limited to geochemical laboratories, geophysical surveys, remote sensing surveys), Lessee shall obtain from each service provider an assignment and release letter of all data and intellectual property rights in the Data that releases the Data and Rights of the ownership of the Data to the Owner, as well provide a copy of the same to the Owner. If Lessee fails to compile with the terms of this section, this Agreement shall be terminated, null and void.

8.          Location of Additional Unpatented Mining Claims. During the Term, all unpatented mining claims acquired by the Parties within the Property shall be recorded in Owner’s name and address and subject to this Agreement. The locating party shall promptly notify the other party of any staking of additional mining claims.

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8.1           Owner Acquired Rights and Interests. During the Term, if Owner acquires, directly or indirectly, any right to or interest in any mining claims, license, lease, grant, concession, permit, patent claims, property, surface rights or water rights located wholly or partly within the Property (collectively, the “Acquired Rights and Interests”), Owner shall give notice to Lessee of the Acquired Rights and Interests and the details and costs related to the Acquired Rights and Interests. Lessee may, within 30 days of receipt of this notice, elect to include the Acquired Rights and Interests under this Agreement by reimbursing the Owner for any and all acquisition costs, including, but not limited to staking costs, recording costs, lodging, travel expenses, fuel-gas, meals, food and supplies. If Lessee elects not to include the Acquired Rights and Interests or fails to provide the notice of election to Owner within thirty (30) days of Owner’s notice under this Section, Owner shall retain all rights, titles and interests to the Acquired Rights and Interests and the Parties shall amend the Property description on Exhibit A and the acquired Rights and Interests shall not be a part of or subject to this Agreement. Except as otherwise expressly provided in this Agreement or in another agreement between Lessee and Owner, Lessee agrees not to acquire any rights or interest in the Owner’s Acquired Rights or Interests for 2 years of the Acquired Rights and Interests notice, and, if Lessee acquires any Rights or Interests in the Owners’ Acquired Rights or Interests within the 2 year restricted time period, Owner shall have any and all legal recourse to recoup its losses and damages at Lessee’s sole expense, including but not limited to reasonable attorney and legal fees.

8.2           Lessee Acquired Rights and Interests. During the Term, if Lessee or any Lessee Affiliate acquires “Acquired Rights and Interests” within the Property, then those Acquired Rights and Interests shall be subject to this Agreement. Upon termination of this Agreement, Lessee, at Lessee’s sole cost shall transfer, quitclaim and assign to the Owner all Acquired Rights and Interests acquired by Lessee during the Term.

8.3           Lessee Release of Claims. Except as otherwise provided in this Agreement, Lessee shall not have the right to transfer, relinquish, release, abandon, quitclaim or drop (the “Release”) any mining claims on or Acquired Rights and Interests in the Property and for which Lessee has the power and authority to Release such mining claims without Owner’s prior written approval. If Lessee Releases any mining claims on or Acquired Rights and Interests in the Property without Owner’s prior written approval, such mining claims and Acquired Rights and Interest shall no longer be a part of this Agreement and Lessee shall not retain any rights, titles or interests in the mining claims on or Acquired Rights and Interests in the Property. If Lessee acquires any mining claims or rights and interests in the released mining claims or Acquired Rights or Interests within the 2 year restricted time period from the time of the applicable Release, Lessee shall be subjected to legal action.

9.          Liens and Notices of Non-Responsibility. Lessee agrees to keep the Property at all times free and clear of all liens, charges and encumbrances (“Liens”) of any and every nature and description done made or caused by Lessee other than (collectively, the “Permitted Liens”) Liens existing on the date of this Agreement (the “Owner Liens”), which shall be the sole obligation and responsibility of Owner; Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; Liens imposed by law or regulation, such as carriers’, warehousemen’s, material-men’s, repairmen’s and mechanics’ and similar Liens; Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business or operations of Lessee or to the ownership or operations of the Property which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business or operation of Lessee on the Property ; and Liens on equipment of Lessee granted in the ordinary course of business; and purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property; and to pay, and defend, indemnify and hold harmless Owner from and against, all Liens other than Owner Liens; except that Lessee need not discharge or release any Permitted Lien or any Lien which Lessee disputes or contests and posts a bond sufficient to discharge such Lien acceptable to Owner (collectively, the “Non-permitted Liens”). Subject to Lessee’s right to post a bond in accordance with the foregoing, if Lessee does not within thirty (30) days following the imposition of any such Non-permitted Lien, cause the same to be released of record, Owner shall have, in addition to Owner’s contractual and legal remedies, the right, but not the obligation, to cause the Lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such Lien. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and reasonable attorney’s fees, shall be payable by Lessee to Owner on demand and shall bear interest at the Interest Rate from the date of payment by Owner until the date of payment to Owner by Lessee. Owner shall, at Owner’s sole cost, file a Notice of Non-Responsibility in Owner name with the local County within 30 days of execution of this Agreement and herein attached as Exhibit C and by this reference incorporated in this Agreement. On the Effective Date, Lessee agrees to execute on Owner’s behalf a Notice of Non-Responsibility substantially in the form attached hereto as Exhibit E.

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10.         Taxes. Notwithstanding anything else in this Agreement to the contrary:

10.1         Real Property Taxes. Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement, if required. Lessee shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that accrued after the date of this Agreement and may be levied or assessed during the Term upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Lessee, except that neither Owner nor Lessee shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues or any other activities from the Property assessed solely to the other Party. Owner represents and warrants that there are presently no real property taxes assessed against unpatented mining claims owner controls which constitute any portion of the Property.

10.2         Personal Property Taxes. Each Party shall promptly when due pay all taxes assessed against such Party’s personal property, improvements or structures placed or used on the Property.

10.3         Income Taxes. Neither Party shall be liable to the other Party for any taxes levied on or measured by income or net proceeds of such Party, or other taxes applicable to the other Party, based upon payments under this Agreement.

10.4         Delivery of Tax Notices. If Owner receives tax bills or claims that are Lessee’s responsibility, Owner shall promptly forward them to Lessee for payment.

11.         Insurance and Indemnity.

11.1         Lessee’s Liability Insurance. Lessee shall, at Lessee’s sole cost, keep in force during the Term a policy of Commercial General Liability Insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring Lessee’s performance of Lessee’s indemnity obligations of this Agreement.

11.2 Form and Certificates. The policy of insurance required to be carried by Lessee pursuant to this Section shall have a Best’s Insurance Rating of at least A-IX. Such policy shall name Owner as an additional insured and contain a cross-liability and severability endorsement. Lessee’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of Lessee’s insurance policy shall be provided to Owner before any entry by Lessee or its Affiliates on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner. If Lessee breaches any of the terms in this Section, this Agreement shall null and void.

11.3         Waiver of Subrogation. Lessee and Owner each waives any and all rights of recovery against the other,

and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Lessee and in force at the time of such loss or damage.

11.4         Waiver. Except to the extent caused by the negligent or intentional acts or omissions of Owner, Owner shall not be liable to Lessee and Lessee waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Lessee’s business conducted on the Property after the date of this Agreement.

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12.           Environmental.

12.1         Environmental. Lessee agrees to be solely and responsible at Lessee’s sole expense to comply with all applicable Environmental Laws and Regulations, including MSHA and OSHA laws and regulations. Lessee shall limit any use, generation, storage, treatment, transportation and handling of Hazardous Materials on the Property to Lessee’s Exploration and Development Operations on the Property (collectively, as performed by any person or entity, the “Hazardous Materials Activities”) as necessary for Lessee’s operations on the Property and for Lessee to perform its agreements and obligations under this Agreement. Lessee shall not cause or permit any Hazardous Materials to be disposed or abandoned at or on the Property, except in accordance with applicable Environmental Laws and Regulations. Lessee shall promptly notify all applicable governmental regulatory agency and authority entities with jurisdiction over the Property and Lessee’s Hazardous Materials Activities thereon of any spills, releases or leaks of Hazardous Materials or any actual or claimed violation of applicable Environmental Laws and Regulations in connection with Lessee’s use of Hazardous Materials if required by applicable Environmental Laws and Regulations. Lessee shall promptly and thoroughly cure any violation of applicable Environmental Laws and Regulations in connection with Lessee’s use of Hazardous Materials on the Property. Lessee shall be solely responsible at its expense for promptly, diligently and thoroughly investigating, monitoring, reporting on, responding to and cleaning up to completion any and all releases of Hazardous Materials by Lessee on the Property following the date of this Agreement, all in compliance in all material respects to applicable Environmental Laws and Regulations. Lessee’s indemnification obligations under Section 12.3 shall apply to Lessee’s obligations under this Section. Lessee at its sole expense shall keep Owner timely informed of Lessee’s progress in responding to any written notice of violations, spills, releases, leaks or contamination of Hazard Materials on the Property received by Lessee. Lessee shall provide to Owner copies of all Lessee’s correspondence with all Federal, State, County or local government agencies or authorities regarding the same and shall provide at Owner requests and at Lessee’s sole expense copies of all work plans, reports and communications with governmental regulatory agencies, authorities and entities concerning Lessee’s response to any actual or claimed violation of Environmental Laws and Regulations on the Property which occurred after the date of this Agreement and any releases or spills of Hazardous Materials on the Property which occurred after the date of this Agreement. The provisions of this Section shall survive expiration or termination of this Agreement.

12.2         Removal of Stored Hazardous Materials. Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in compliance in all material respects to applicable Environmental Laws and Regulations, Lessee shall: (a) cause to be properly removed from the Property all Hazardous Materials placed by Lessee and stored by Lessee at the Property in connection with the Lessee’s Exploration and Development Operations on the Property or in connection with Lessee’s Hazardous Materials Activities on the Property; and (b) cause to be properly dismantled, closed and removed from the Property all but not limited to materials, supplies, devices, drums, contaminates or equipment or of the like and kind used for handling, storing or treating Hazardous Materials placed by Lessee on the Property. As part of the closure and removal activities described in the preceding sentence, Lessee at its sole costs, shall perform environmental sampling of areas of the Property where such handling, storing or treating of Hazardous Materials by Lessee occurred after the date of this Agreement, to confirm that no contamination of the environment requiring remediation under applicable Environmental Laws and Regulations has resulted from any Hazardous Materials Activities by Lessee after the date of this Agreement. A qualified environmental consultant shall perform such sampling, and such consultant shall promptly issue a written report, which describes the consultant’s data, findings, and conclusions, a copy of which shall be provided to Owner at Lessee’s expense. If any contamination of the Property by Lessee after the date of this Agreement requiring remediation under applicable Environmental Laws and Regulations is discovered, Lessee shall immediately perform all actions and provisions in compliance in all material respects with applicable Environmental Laws and Regulations. The provisions of this Section shall survive expiration and termination of this Agreement.

12.3         Environmental Indemnity of Lessee. Lessee shall promptly reimburse, defend, indemnify (with legal counsel acceptable to Owner) and hold harmless Owner and its Affiliates from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney’s fees, consultant’s fees and other expert’s fees and costs), and damages, which arise from or relate to: (a) Hazardous Materials Activities performed by Lessee on the Property after the date of this Agreement; (b) Lessee’s Exploration and Development Operations on the Property after the date of this Agreement; (c) any material non-compliance with applicable Environmental Laws and Regulations in connection with Lessee’s Exploration and Development Operations on the Property after the date of this Agreement; or (d) a material breach of any material obligation of Lessee under this Section or this Agreement. The provisions of this Section shall survive expiration and termination of this Agreement.

12.4         Environmental Indemnity of Owner. Owner shall promptly reimburse, defend, indemnify (with legal counsel acceptable to Lessee) and hold harmless Lessee, the Lessee Affiliates and their respective Affiliates from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney’s fees, consultant’s fees and other expert’s fees and costs), and damages, which arise from or relate to: (a) Hazardous Materials Activities performed on the Property prior to the date of this Agreement; (b) Exploration and Development Operations on the Property prior to the date of this Agreement; (c) any material non-compliance with applicable Environmental Laws and Regulations on, relating to or in connection with the Property prior the date of this Agreement; or (d) a material breach of any material obligation of Owner under this Section or this Agreement. The provisions of this Section shall survive expiration and termination of this Agreement.

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13.         BLM and County Annual Fees

13.1         Federal and County Mining Claim Annual Fees. Lessee agrees to pay the Federal Annual Mining Claim Maintenance Fees and the County Annual Affidavit and Notice of Intent to Hold Fees, collectively referred to as (the “Annual Fees”) for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2015 to September 1, 2016. If Lessee elects to terminate this Agreement prior to June 1 of any calendar year for the succeeding annual assessment year, Lessee shall have no obligations for any payment of the Annual Fees. If Lessee elects to terminate this Agreement after June 1 of any calendar year for the succeeding annual assessment year, Lessee agrees it shall be responsible and obligated to pay the Annual Fees for such calendar year. Lessee shall deliver to Owner proof of the payment of the Annual Fee prior to August 1 of each calendar year or this Agreement shall be terminated, null and void. The provisions of this Section shall survive expiration and termination of this Agreement.

13.2         Amendment of Mining Laws. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded resulting in the conversion or termination of Owner’s interest in the Property, such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner title in the Property, and Lessee shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner’s interest in and to the Property, except as expressly provided in this Agreement. If pursuant to any amendment or supersession of the mining laws, Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.         Relationship of the Parties.

14.1         No Partnership. This Agreement shall only be construed as establishing a contract between unrelated business entities for the purposes expressed herein and shall not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose, and nothing in this Agreement shall cause one Party to be, or be deemed to be, the partner, mining partner, venturer, agent or legal representative of any other Party. Neither Party may create or incur any liability or obligation for or on behalf of the other Party, unless otherwise set forth in this Agreement.

14.2         Competition. Except as expressly provided in this Agreement, each Party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other Party. In particular, without limiting the foregoing, neither Party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of, and unless explicitly set forth in, this Agreement.

15.         Covenants, Warranties and Representations. Each Party hereby covenants, warrants and represents for itself as follows:

15.1         No Pending Proceedings. There are no lawsuits or proceedings pending or, to such Party’s knowledge, threatened which could adversely affect such Party’s ability to enter into or perform its obligations under this Agreement.

15.2         Costs. Each Party shall pay its own costs and expenses incurred in its negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

15.3         Brokers. Each Party shall indemnify and hold harmless the other Party from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by such Party in respect of the transactions contemplated by this Agreement.

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15.4        Representation and Warrantees

Owner represents and warrants to Lessee:

(a)	To the best of Owners knowledge and belief, the unpatented mining claims which were located by Owner and which are part of the Property were properly located and recorded in accordance and in compliance with all applicable Governmental Laws and Regulations;
(b)	To the best of Owners knowledge and belief, the Annual Fees due and owing prior to the date of this Agreement by Owner have been paid were paid in accordance with applicable Governmental Laws and regulations;
(c)	To the best of Owners knowledge and belief, the Claims are in good standing;
(d)	Owner is the legal and beneficial owner of the Claims and has full and marketable rights to the Claims free and clear of any and all Liens of any type whatsoever;
(e)	Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable Minerals on or under the Property. No other statement of mineral value is expressed or implied;
(f)	Owner has the full limited liability company power and authority to carry on its business as it is presently and to enter into this Agreement and the other agreements, certificates, documents and other instruments contemplated hereby (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby;
(g)	No authorization, approval, or consent of, and no filing or registration with, or notice to, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Owner of the Transaction Documents or for the validity or enforceability thereof.
(h)	The execution, delivery and performance of the Transaction Documents by Owner, and the performance by Owner of the transactions contemplated thereby, have been duly authorized by all necessary member and manager action, and no other limited liability company proceedings on the part of Owner are necessary to authorize or approve the Transaction Documents.
(i)	The execution, delivery and performance of the Transaction Documents by Owner, and the performance by Owner of the transactions contemplated thereby, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of any organizational document of Owner or cause the creation of any Lien upon any of its assets (including the Property); (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Governmental Law and Regulation applicable to Owner, except as would not be reasonably expected to have a material adverse effect on Owner; (iii) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any (y) material contract to which Owner is a party or by which Owner or any of its assets (including the Property) are bound or (z) licenses, permits and other governmental or other third party approvals applicable to Owner, except as would not be reasonably expected to have a material adverse effect.
(j)	Owner has full power, capacity and authority to lease, to enter into and perform its obligations and convey its interests under the Transaction Documents.
(k)	All information to the best of Owners knowledge and belief relating to the Property that could reasonably be expected to have a material adverse effect on the Property or prospective operations on the Property or that could otherwise be material to a lessee or purchaser of the Property has been disclosed to Lessee

15.5.      Lessee Representation and Warrantees.

Lessee represents and warrants to Owner:

(a)	Lessee has the full corporate power and authority to carry on its business as it is presently conducted and to enter into the Transaction Documents and to consummate the transactions contemplated thereby;

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(b)	No authorization, approval, or consent of, and no filing or registration with, or notice to, any court, governmental authority or third party is or will be necessary for the execution, delivery or performance by Lessee of the Transaction Documents or for the validity or enforceability thereof.
(c)	The execution, delivery and performance of the Transaction Documents by Lessee, and the performance by Lessee of the transactions contemplated thereby, have been duly authorized by all necessary board of directors and shareholder action, and no other corporate proceedings on the part of Lessee are necessary to authorize or approve the Transaction Documents;
(d)	The execution, delivery and performance of the Transaction Documents by Lessee, and the performance by Lessee of the transactions contemplated thereby, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of any organizational document of Lessee or cause the creation of any Lien upon any of its assets (including the Property); (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Governmental Law and Regulation applicable to Lessee, except as would not be reasonably expected to have a material adverse effect on Lessee; (iii) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any (y) material contract to which Lessee is a party or by which Lessee or any of its assets (including the Property) are bound or (z) licenses, permits and other governmental or other third party approvals applicable to Lessee, except as would not be reasonably expected to have a material adverse effect.
(e)	Lessee is familiar with the applicable Governmental Laws and Regulations that relate to the Property (including without limitation, the laws and regulations of the Nevada State Land Department).

15.6         Representations and Warranties Survival. The representations and warranties set forth herein are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Lessee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

16.         Termination by Expiration, Default or Agreement. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall terminate upon the Closing or in accordance with this Section 16 as expressly provided below.

16.1         Termination by Owner. Any material failure by Lessee to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default and Owner may give Lessee a written Default Notice. If the Default Notice is not remedied within thirty (30) days after receipt of the Default Notice, provided the default can reasonably be cured within that time, or, if not, if Lessee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, this Agreement shall be terminated an Owner may deliver a Termination Notice to Lessee. Owner may execute and record Exhibit F Termination Notice of this Agreement and Lessee shall execute and deliver to Owner a Termination and Release document for this Agreement in a form acceptable to Owner for recording which shall include the transfer of any and all Lessee’s right, title and interest in the Property to Owner.

16.2         Termination by Lessee and Quitclaim Deed. Lessee may at any time terminate this Agreement by giving thirty (30) days written advanced notice to Owner. If Lessee terminates this Agreement, Lessee shall perform all obligations and pay all payments which accrue or become due before or after the termination date. On Lessee’s termination of this Agreement, Owner shall have the right to execute and record a Notice of Termination of Exploration and Mining Lease with Option to Purchase Agreement substantially in the form of Exhibit F hereto, and Lessee shall execute and deliver to Owner a Termination and Release document for this Agreement in a form acceptable to Owner for recording which shall include the transfer any and all Lessee’s right, title and interest in the Property to Owner.

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16.3         Continuing Obligations and Environmental Liabilities. During the Term of this Agreement and after termination or expiration under this Section 16, Lessee shall remain liable for liabilities to Owner and/or third parties arising out of or related to Hazardous Materials Activities conducted by Lessee, Lessee’s Exploration and Development Operations on the Property or Lessee's other use of and/or activities on the Property, including environmental liabilities and related bonding requirement. Lessee's liabilities and obligations shall include environmental damage and liabilities, which are caused by or as a result of work done on the Property as described in Section 6 of this Agreement. This provision shall survive expiration or termination of this Agreement.

16.4         Surrender of the Property and Disposition of Assets on Termination. Except for termination of this Agreement in connection with the Closing, on expiration or termination of this Agreement, Lessee shall surrender the Property promptly to Owner and at Lessee’s sole cost shall remove from the Property all of Lessee’s buildings, equipment and structures in substantially the same condition as existed immediately prior to the execution and delivery of this Agreement. All costs and expenses incurred in connection with the removal or disposal of any or all of the personal property, including all buildings, equipment and structures and Data on the Property as a result of the termination of this Agreement shall be expenses chargeable to Lessee and reimbursed to Owner or its Affiliates. This provision shall survive expiration or termination of this Agreement. Lessee shall reclaim the Property in accordance with all applicable Governmental Laws and Regulations. Lessee shall diligently perform reclamation and restoration of the Property such that Lessee’s reclamation and restoration shall be completed no later than the date required under any and all applicable Governmental Laws and Regulations or no later than one hundred eighty (180) days of the expiration or termination of this Agreement. ..

16.5         Right to Data after Termination. Within thirty (30) days following termination or expiration of this Agreement, Lessee shall deliver to Owner at its sole costs all Data with regards to the Property at the time of termination which before termination has not been furnished to Owner. At Owner request, Lessee shall deliver, at its sole costs, to Owner at Owner elected and directed location all Data, including but not limited to drilling core, drill RC chips and trays, coarse rejects, pulps, samples, sample splits and thin sections taken from or stored on the Property.

16.6         Non-Compete Covenants. Should Lessee terminate this Agreement, Lessee shall not directly or indirectly acquire any rights, titles or interests to any portion of the Property for a period of two (2) year from the date of termination. If Lessee acquires any such rights, titles or interests, Lessee shall be obligated and shall within fifteen (15) days of the breach offer to Owner at Lessee sole costs, any and all Data and such rights, titles and interests so acquired by Lessee. Such offer shall be made in writing and can be accepted by Owner at any time within ninety (90) days after the offer is delivered and received by Owner. Failure of Lessee to comply with this Section shall be a breach by Lessee of this Agreement, and Owner shall have any and all legal recourse to recoup its losses and damages at Lessee’s sole expense, including but not limited to reasonable attorney and legal fees.

16.7.          Continued Authority. On termination of the Agreement, each Party hereby agrees to execute and deliver such further agreements, certificates, documents and other instruments, and to take such other action, as the other Party may reasonably request to effect the purposes of this Section 16.

17.         Confidentiality.

17.1         Confidential Information. Except as otherwise provided in Section 17.2 below, the Data and all other information, data, materials, reports and other proprietary and privileged information related primarily to the Property and information disclosed to the other Party designated as “Confidential” by notice to the other Party at the time of its initial disclosure to such Party (collectively, the “Confidential Information”) shall be kept confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose confidential information under Governmental Laws and Regulations or under the rules and regulations of any stock exchange or self-regulatory organization on which the securities of any Party, or the parent or affiliates of any Party, are listed or through which its securities prices are quoted. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such Party shall have the right to furnish Confidential Information to third parties, provided that each third party to whom the Confidential Information is disclosed agrees to maintain its confidentiality in the manner provided in this Section..

17.2         Disclosure of Confidential Information. The Parties agree to cooperate with each other prior to the disclosure, publicly or to a third party, of any of the other Party’s Confidential Information. Such cooperation shall include consideration of matters such as, but not limited to, Governmental Laws and Regulations regarding the disclosure and use of such Confidential Information.

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17.3         Items Not Considered Confidential. The term “Confidential Information” shall not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the disclosing Party or its Affiliates, (ii) was available to the disclosing Party on a non-confidential basis from a source other than the other Party or its advisors, provided that such source is not and was not directly or indirectly bound by a confidentiality agreement with the other Party or otherwise prohibited from transmitting the information to the disclosing Party or its affiliates by a contractual, legal or fiduciary obligation, or (iii) has been independently acquired or developed by the disclosing Party without violating any of the other Party’s obligations under this Agreement.

18.         Assignment.

18.1         Lessee’s Assignment. Lessee shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (the “Transfer”) all or any part of its interest in this Agreement or the Property, without, in each case, Owner’s prior written consent, which shall not be withheld unreasonably. Owner shall have 30 days from date of notice that such Transfer is planned to object. If no objection has been received within 30 days, Lessee is free to proceed with the Transfer. Any Transfer which is not approved in written consent by Owner or prohibited under this Section and this Agreement shall be deemed void and shall constitute a material default under the terms of this Agreement.

18.2         Owner’s Assignment. Owner shall have the right to Transfer all or any part of its interest in this Agreement or the Property. No change in Ownership in the Property shall affect Lessee's obligations under this Agreement towards any person or entity with respect to the ownership of Owner’s interest under this Agreement unless and until Owner may deliver to Lessee a copy of the assignment or other documentation which documents the Transfer. Until Lessee receives such Owner's notice and the documents required to be delivered under this Section, Lessee shall continue to make all payments under this Agreement as if the transfer of Owner's interest had not occurred. No division of Owner's interest as to all or any part of the Property shall enlarge Lessee's obligations or diminish Lessee's rights, or otherwise amend, modify, revise or supplement Lessee’s obligations, under this Agreement.

19.         Memorandum Agreement. Concurrent with the execution of this Agreement, the Parties shall execute and deliver a Memorandum of Agreement (the “Memorandum”) set forth in Exhibit D attached hereto. The execution of the Memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the Parties.

20.         Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, e-mail, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the Party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner:	Mountain Gold Claims, LLC Series 9

PO Box 21146

Reno, NV 89515

Fax: 775-849-1985

E-mail: tom@mtngold.us

Delivery of all Data to:	Mountain Gold Claims, LLC Series 9

760 Brenda Way

Washoe Valley, Nevada 89704

If to Lessee:	Consolidated Goldfields Corporation

1575 Delucchi Lane, Suite 115

Reno, NV 89502

775-829-4507

E-mail: mandrews@consolidatedgold.com

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21.         Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their heirs, successors or assigns.

22.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein, and supersedes any prior agreement between the parties with respect to the matters set forth herein. No party has made any representations, warranties, covenants or promises relating to the subject matter of this Agreement except as otherwise set forth herein, and any prior agreements or understandings not specifically set forth herein shall be of no force or effect. This Agreement may be amended or modified only by a written instrument signed by both Parties.

23.         Choice and Governing Law and Venue Selection. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. Venue and any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the Parties shall be commenced, heard and lie with the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

24.         Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

25.         Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity or enforceability of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms.

26.         Time of Essence. Time is of the essence in the performance of the Parties’ obligations under this Agreement.

LESSEE:

Consolidated Goldfields Corporation

/s/ Marc J. Andrews	Date: 11-4-14
By: Marc Andrews, President

OWNER:

Mountain Gold Claims, LLC Series 9

/s/ Thomas E. Callicrate	Date: 11-4-14
By: Thomas Callicrate, Manager

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